AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

[For Use with Executives First Covered After 2004 but Before 2008]

AMENDED AND RESTATED this ____day of __________, 200__.

BETWEEN FULTON FINANCIAL CORPORATION, a Pennsylvania corporation with offices at One Penn Square, P.O. Box 4887, Lancaster, Pennsylvania 17604 (“Fulton”),

AND                                                                   , an adult individual (“Executive”), whose current residence address is                                                                                        .

Background:

Executive is presently employed as                                                                                         Executive is an active participant in a qualified retirement plan maintained by Fulton, as described hereinafter. Executive's compensation for qualified plan purposes is limited under Internal Revenue Code Section 401(a)(17) (“Qualified Plan Limit”), as adjusted from time to time by law. Fulton and Executive originally entered into a Supplemental Executive Retirement Plan on ___________________, _________, for the purpose of providing Executive with additional retirement benefits on the Executive's compensation that exceeds this Qualified Plan Limit. Fulton and Executive now mutually desire to amend and restate the Supplemental Executive Retirement Plan in its entirety, effective generally January 1, 2008, in order to conform it to changes made by Fulton in the name and design of the underlying tax qualified retirement plan in which Executive participates. Fulton and Executive continue to intend that the Supplemental Executive Retirement Plan comply with the requirements of Internal Revenue Code Section 409A governing the income taxation of nonqualified deferred compensation earned and vested on and after January 1, 2005.

In consideration of the foregoing and the mutual agreements and covenants hereinafter contained, and intending to be legally bound, Fulton and the Executive agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following meanings:

(a) "Fulton 401(k) Plan" means the Fulton Financial Corporation 401(k) Retirement Plan, previously known as the Fulton Financial Corporation Profit Sharing Plan, as amended from time to time, or any plan which supersedes or replaces the foregoing Plan.

(b) "Fulton 401(k) Plan Account" means Executive's account or accounts under the Fulton Profit Sharing Plan.

(c) "Deferred Compensation Account" or the "Account" means an account maintained under the Fulton Financial Corporation Nonqualified Deferred Compensation Benefits Trust (the “Trust”) on and after January 1, 2006, to which there shall be credited the following amounts:

(i) For each calendar year in which the Executive receives an allocation of contributions or forfeitures under the Fulton 401(k) Plan, other than an allocation of his own salary deferral contributions or of employer matching contributions, a contribution shall be credited to the Executive’s Account, with the amount of the contribution to be determined by multiplying the actual rate of contributions and forfeitures (as a percentage of compensation) made to the Fulton 401(k) Plan for the Executive for such year by the amount of the Executive's compensation (as defined in the Fulton 401(k) Plan, but including any amounts contributed by the Executive to the Fulton Financial Corporation

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Deferred Compensation Plan) that exceeds the Qualified Plan Limit (adjusted as provided below) for such year. The annual contribution shall be credited to the Account within a reasonable period time after the time the employer contribution is credited to the Executive's Fulton 401(k) Plan Account.

(ii) For any calendar year in which the Qualified Plan Limit is adjusted by the Secretary of the Treasury, the amount referred to in subsection (i) shall be similarly adjusted for such year.

(iii) The Deferred Compensation Account shall be held under the terms of the Fulton Financial Corporation Nonqualified Deferred Compensation Benefits Trust and invested thereunder, in accordance with the Executive’s direction, between and among such investment alternatives selected from time to time by Fulton, in its capacity as Administrator of this Plan. In the absence of direction from the Executive the Deferred Compensation Account shall be invested in the available investment alternative identified in the Trust documents as the default investment fund. Rules and procedures governing the frequency and manner of Executive investment directions shall be established by Fulton, in its capacity as Administrator of this Plan, and communicated to the Executive.

(d) “Separation from Service” means that the Executive is no longer employed by Fulton or any of its affiliates, is no longer earning contributions or forfeitures under the Fulton 401(k) Plan, and otherwise meets the definition of a separation from service in the Treasury regulations promulgated under Internal Revenue Code Section 409A.

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(e) “Administrator” means Fulton Financial Corporation, or such person, committee or organization to which Fulton Financial Corporation's board of directors may delegate responsibility for the administration of the Plan.

2. Payment of the Deferred Compensation Account. Upon the separation from service of Executive for any reason, Fulton will pay to Executive, in the form hereinafter provided, the vested portion of his Deferred Compensation Account, and the non-vested portion shall be forfeited. The vested percentage of the Executive’s Deferred Compensation Account shall at all times be the same as vested percentage of the Executive’s subaccount under the Fulton 401(k) Plan that holds non-matching employer contributions. The Deferred Compensation Account shall be paid, pursuant to the Executive’s election, in a lump sum or in annual installments over a period not to exceed five (5) years. The Executive’s election shall be made in writing upon execution of this Plan document. In the absence of an election by the Executive at the time of execution of this Plan document, payment of the Deferred Compensation Account shall be in a lump sum. Any subsequent change by the Executive to the otherwise applicable form of payment shall be subject to the following conditions: the change must be made at least 12 months in advance of the date the initial payment under the prior form of payment is to be made, the change cannot take effect until at least 12 months after it is made, and the initial payment pursuant to the change shall not be made until a date that is five years or more after the date an initial payment would otherwise have been made. Any unpaid balance of a series of installment payments shall continue to be invested pending payment in the investment alternatives available under the Trust and selected by the Executive. In the event of the Executive's death prior to the receipt of the entire Deferred Compensation Account (whether or not the payments of the Deferred Compensation Account have commenced), the balance shall be paid in a lump sum to

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the same recipient or recipients as designated under the Fulton 401(k) Plan to receive any death benefit hereunder. In the case Executive is a key employee (as defined in Internal Revenue Code Section 416(i)) of Fulton Financial Corporation as of the last day of the calendar year preceding the date the Deferred Compensation Account becomes payable (or, in the case the account becomes payable in the first calendar quarter of the year, as of the last day of the second preceding calendar year), distribution of the Executive’s Deferred Compensation Account shall be made or commenced on the first day of the seventh month following the date the Deferred Compensation Account otherwise becomes payable hereunder on account of the Executive’s separation from service.

3. Calculation of Deferred Compensation Account. The balance of the Deferred Compensation Account shall be the aggregate fair market value of the assets allocated to and held in the Account under the Trust.

4. No Contract of Employment. This Agreement shall not constitute or be construed as a contract of employment between the Executive and Fulton or any of its affiliates.

5. Relationship of Parties. The payments which are to be made by Fulton to Executive or his estate under the terms of this Agreement shall not constitute a lien or preferred claim on any of the assets of Fulton, and the relationship of Fulton, on the one hand, and Executive or his estate, on the other, as a result of this Agreement, shall be solely that of debtor and unsecured creditor. Amounts credited to Executive’s Deferred Compensation Account under the Trust shall be subject to the claims of Fulton’s creditors in the event of Fulton’s insolvency.

6. Offsets and Non-alienation. At any time after the termination of employment of Executive, Fulton may, at its option, offset any amounts owed by Executive to Fulton or any of its affiliates against the Deferred Compensation Account. Otherwise, the payments to be made

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under this Agreement are personal to the Executive and the right to receive such payments shall not be subject to assignment or alienation by the Executive.

7. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to its subject matter, and supersedes any prior agreement, whether written or oral. It may be amended only by written agreement executed by both the parties hereto. This Agreement shall remain in effect from year to year without further approval of the Board of Directors of Fulton; however, Fulton may cease crediting future contributions to the Executive's Deferred Compensation Account at any time by written notice to the Executive.

8. Choice of Law. This Agreement is executed in the Commonwealth of Pennsylvania and shall be interpreted in accordance with its laws.

9. Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors in interest.

IN WITNESS WHEREOF, this Agreement has been executed the day and year first above written.

FULTON FINANCIAL CORPORATION By: Attest:
Witness:	EXECUTIVE

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